Exhibit (h)(4)(ii)

SCHEDULE A

TO THE MANAGEMENT FEE WAIVER AGREEMENT OF

CERTAIN SERIES OF ALLIANZ FUNDS MULTI-STRATEGY TRUST

Revised as of July 8, 2015

Fund Name	Expiration of Initial Term for Unaffiliated Fee Waiver
AllianzGI Global Allocation Fund	01/31/17
AllianzGI Global Dynamic Allocation Fund	3/31/16

[Signature page follows.]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Management Fee Waiver Agreement to be signed in its behalf by its duly authorized representative, as of the date first above written.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President & Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chief Operating Officer US

[Schedule A to Management Fee Waiver Agreement]